Exhibit 15.1

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.
2802-2803, Tower A, Dawning Center
500 Hongbaoshi Road
Shanghai, 201103
P.R.China
Tel: +86 21 5407 5780 / 81 / 82 / 83
Fax: +86 21 3209 8500
www.frost.com

March 11th, 2011

Shandong Borun Industrial Co., Ltd

Bohai Industrial Park (South of Yangkou Town)

Shouguang, Shandong 262715, China

Tel: (86) 536-5451199

Fax: (86) 536-5451199      5451006

Attention: Mr. Jinmiao Wang, CEO of Shandong Borun Industrial Co., Ltd

Letter of Authorization to Use Frost & Sullivan Research Data for Fundraising Activities, News and Disclosure, Annual Reports, Presentations, Promotional Material, and Other Similar Purposes

Dear Mr. Wang:

Frost & Sullivan (“F&S”) hereby consents to the quotation by Shandong Borun Industrial Co., Ltd in its fundraising activities, news and disclosure, annual reports, presentations, promotional material, and other similar purposes of research data, information, charts and graphs from F&S’s industry research report entitled Independent Market Research for Edible Alcohol Market in China, 2010 prepared by Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., and any of its supplements.

Kind regards,

Frost & Sullivan

By:	/s/ NEIL X. WANG

Name:	NEIL X. WANG

Title:	GENERAL MANAGER

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